Exhibit 17(a)

FORM OF

PROXY SOLICITED BY THE BOARD OF TRUSTEES

PROXY FOR SPECIAL MEETING OF SHAREHOLDERS - September [__], 2008

The undersigned hereby appoints William V. Healey, Thomas J. Fuccillo, and Richard Kirk, and each of them separately, proxies with power of substitution to each, and hereby authorizes them to represent and to vote, as designated below, at the Special Meeting of Shareholders of RCM Biotechnology Fund, on September [__], 2008 at 10:00 a.m. Eastern time, and at any adjournments thereof, all of the shares of the Fund which the undersigned would be entitled to vote if personally present.

NOTE: Please sign exactly as your name appears on this proxy card. All joint owners should sign. When signing as executor, administrator, attorney, Trustee or guardian or as custodian for a minor, please give full title as such. If a corporation, please sign in full corporate name and indicate the signer’s office. If a partner, sign in the partnership name.

Signature(s)(if held jointly):

Date:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting. The Trustees recommend a vote FOR the proposal.

Please vote by filling in the appropriate box below.

1.	Proposal to approve the Merger of RCM Biotechnology Fund with and into RCM Wellness Fund, as described in the Prospectus/Proxy Statement and the Agreement and Plan of Reorganization.

☐ FOR     ☐ AGAINST     ☐ ABSTAIN

PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE